INFODATA SYSTEMS INC.
                              12150 Monument Drive
                                Fairfax, VA 22033

                                                                   April 8, 2002

Dear Infodata Systems Shareholder:

     We are writing to update you on recent events at Infodata. As many of you are aware, on January 10, 2002 Infodata and SAIC signed an "Agreement of Merger" and our shareholders approved the merger at the Special Shareholder's Meeting on March 1, 2002. However, on March 1, our major United States Intelligence Community customer notified us that the scope of a large contract (the "Customer Contract"), accounting for 40% of our revenue in 2001, was going to be substantially reduced. We were obviously very disappointed at this event, not only because of its timing, but because we had performed very well on this engagement. However, the terms of our contract with the customer give it the right to change the scope of its services engagement, as is typical of all government contracts. Therefore, we felt it prudent to immediately scale back expenses to adjust for the expected loss of revenue. We reduced headcount, cut our rent and reduced expenditures in other areas.

     Under the Agreement of Merger, this contract reduction may entitle SAIC, in its sole discretion, to terminate the Agreement of Merger at any time. SAIC is currently evaluating the economic impact of this change and has not yet told us whether, or on what terms, it will be willing to proceed with the merger.

     In the first weeks following the contract notification, we were uncertain what percentage of the intelligence customer contract would be retained. Now, after working with the customer over the past several weeks, we believe approximately 75% of the staff will remain on the contract. Some of our staff affected by the action are being transferred to other contracts with customers in the same government community. While some of these assignments are short-term, it gives us time to pursue other opportunities in different, but related departments, where we have expertise. In addition, part of the reduction of our revenue from this contract came from eliminating subcontractors, on which Infodata earned only a small margin.

     For the present, Infodata will continue to operate three business units:
(1) The Information Technology (IT) professional services unit that does business with the United States Intelligence Community; (2) the IT professional services group that designs and implements complex web content

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management and document management systems for commercial and government clients such as Pfizer and FDIC; and (3) the Software Products group, that designs and builds proprietary products such as our recently announced AnnoDoc(TM) and DocLuminate(TM).

     Lastly, because we had expected the merger to be completed in March, we delayed the commencement of an audit of our financial statements for the year ended December 31, 2001. We have engaged PricewaterhouseCoopers LLP to conduct the audit and expect that it will be completed in mid-April.

     Although faced with uncertainties, we are working hard to keep costs in line with revenues. We will keep you informed of our progress.

Sincerely,

/s/ Richard T. Bueschel                 /s/ Steven Samowich
-----------------------                 -------------------
Richard T. Bueschel                     Steven Samowich
Chairman                                President & CEO




                                      NOTE:

Forward-looking statements contained in this press release are based on current expectations that involve uncertainties and risks associated with new service offerings including, but not limited to, market conditions, successful service offering introduction and acceptance, competition, economic conditions, and the timing of contract initiation. The Company's actual results may differ materially from current expectations. Readers are cautioned not to put undue reliance on forward-looking statements, whether as a result of new information, future events or otherwise.